Exhibit 10.21

PERFORMANCE UNIT AWARD AGREEMENT

THIS PERFORMANCE UNIT AWARD AGREEMENT is entered into and effective as of this 1st day of October, 2001 (the “Date of Grant”), by and between Nash-Finch Company (the “Company”) and Bruce A. Cross (the “Grantee”).

A. The Company has adopted the Nash-Finch Company 2000 Stock Incentive Plan (the “Plan”) authorizing the Board of Directors of the Company, or a committee as provided for in the Plan (the Board or such a committee to be referred to as the “Committee”), to grant performance unit awards to employees and non-employee directors, consultants and independent contractors of the Company and its Subsidiaries (as defined in the Plan).

B. The Company has amended the Nash Finch Company Executive Incentive Bonus and Deferred Compensation Plan (the “Deferred Compensation Plan”) to permit a participant in the Deferred Compensation Plan who was actively employed by the Company, or was on an approved leave of absence, on September 30. 2001, to transfer all, but not part, of the share equivalents contingently credited to such participant pursuant to the Deferred Compensation Plan into Performance Units (as defined in the Plan) granted under the Plan and payable in shares of Common Stock (as defined in the Plan) upon the achievement of certain employment or service goals by such participant and upon the termination of such participant’s employment or other service with the Company.

C. The Grantee, who was a participant in the Deferred Compensation Plan and was actively employed by the Company on September 30, 2001, has elected to transfer all of the share equivalents contingently credited to him pursuant to the Deferred Compensation Plan into Performance Units granted under the Plan, and the Company desires to grant the Grantee a Performance Unit award payable in shares of Common Stock pursuant to this Agreement and the terms of the Plan and the Deferred Compensation Plan.

Accordingly, the parties agree as follows:

1.                                       Grant of Performance Unit Award.

The Company hereby grants to the Grantee a performance unit award (the “Award”) consisting of Six Thousand Six Hundred Eighty-four and 1654/ten thousands (6,684.1654) performance units (the “Performance Units”), which Performance Units shall be reflected in a book account maintained by the Company and shall be settled pursuant to Section 2 in shares of the Company’s common stock, par value $1.66 2/3 per share (together with the Common Stock Purchase Rights attached thereto, the “Common Stock”) to the extent provided for in this Agreement and the Plan.  Each reference to the Performance Units in this Agreement will be deemed to include any additional Performance Units granted to the Grantee pursuant to Section 4.1 and any additional Performance Units granted to the Grantee or other securities issued to the Grantee pursuant to Section 4.2, and shall also include the Performance Shares (as defined in Section 2) underlying such Performance Units.

2.                                       Settlement of Performance Units and Distribution of Performance Shares to Grantee.

Subject to the forfeiture provisions in Section 3 below, as soon as administratively practicable following termination of the Grantee’s employment, the Company shall in full settlement of the Performance Units, distribute to the Grantee one share of Common Stock for each Performance Unit or fractional Performance Unit granted to the Grantee (each, a “Performance Share”). Performance Shares shall not be distributed to the Grantee until all cash dividends declared and with a record date prior to Grantee’s termination of employment have been paid to the Grantee in the form of additional Performance Units pursuant to Section 4.1. If the Grantee dies after termination of his employment but before all of the Performance Shares have been distributed to the Grantee, all remaining Performance Units shall be settled and the underlying Performance Shares shall be delivered to the beneficiary designated pursuant to Section 6.3.

3.                                       Forfeitures and Effect of Termination of Employment and Effect of Breach of Non-Competition and Cooperation Agreement.

3.1.                              Termination Due to Death or Disability or Termination by the Company Without Cause.  If the Grantee’s employment is terminated at any time by reason of the Grantee’s death or Disability (as such term is defined in the Plan) or is terminated at any time by the Company without Cause (as defined in Section 3.5 below), the Performance Units granted to the Grantee shall be settled and the underlying Performance Shares shall be distributed to the Grantee, without forfeiture, in the manner described in Section 2.

3.2.                              Termination For Any Reason After the Grantee Has Attained Age 60.  If the Grantee’s employment is terminated for any reason whatsoever except for Cause (as defined in Section 3.5 below), after the Grantee has attained age 60, the Performance Units granted to the Grantee shall be settled and the underlying Performance Shares shall be distributed to the Grantee, without forfeiture, in the manner described in Section 2.

3.3.                              Termination For Any Reason Approved by the Committee.  If the Grantee’s employment is terminated for any reason whatsoever including for Cause (as defined in Section 3.5 below) and the Committee has either prior to or after the date of such termination specifically approved of the reason for such termination for purposes of this Section 3.3, the Performance Units granted to the Grantee shall be settled and the underlying Performance Shares shall be distributed to the Grantee in the manner and at the time or times determined by the Committee.

3.4.                              Termination For Any Reason Prior to the Grantee’s Attaining Age 60.  Except as otherwise provided in Section 3.1, 3.2 or 3.3 above, if the Grantee’s employment is terminated for any reason whatsoever except for Cause (as defined in Section 3.5) prior to the Grantee’s attaining age 60, the Grantee shall forfeit 50% of the Performance Units granted to the Grantee, and the remaining 50% of the Performance Units shall be settled and the underlying Performance Shares shall be distributed to the Grantee in the manner described in Section 2.

3.5.                              Termination For Cause Prior to the Grantee’s Attaining Age 65.  Notwithstanding Section 3.2 and except as otherwise provided in Section 3.3 above, if the Grantee’s employment is terminated for Cause (as defined below) at any time prior to the Grantee’s attaining age 65, the Grantee shall forfeit 100% of the Performance Units granted to the Grantee. “Cause” means because of evidence of dishonesty or mistrust in the Grantee’s employment or other service with the Company or because of his involvement in a crime or misdemeanor against the Company or any Subsidiary, or any employee thereof, for which the Grantee is convicted or which he has confessed in writing to the Company or to any law enforcement agency.

3.6.                              Non-Competition and Cooperation Agreement and Effect of Breach.  The Grantee agrees that after termination of employment, and if Performance Shares shall have been distributed to him pursuant to Section 2 as a result thereof, he will be available for consultation and will refrain from actively participating or engaging in any business in competition with the Company or any Subsidiary for a period of one year following the date of termination of employment (the “Non-Competition Period”). Notwithstanding Sections 3.1, 3.2, 3.3 and 3.4 above, if the Grantee, at any time prior to his termination of employment, or during the Non-Competition Period, without the prior written consent of the Committee, actively participates or engages in any business in competition with the Company or any Subsidiary or fails to hold himself available for consultation, the Committee may in its sole discretion require the Grantee to forfeit 100% of the Performance Units granted to the Grantee, including any Performance Shares previously distributed to the Grantee.

4.                                       Dividends and Other Distributions.

4.1.                              Cash Dividends.

(a)                                  If during a calendar quarter that ends prior to the date of the Grantee’s termination of employment, a record date for a cash dividend declared by the Company’s Board of Directors occurs, the Grantee will be granted additional Performance Units pursuant to this Section 4.1(a). At the end of each calendar quarter in which a record date for a cash dividend declared by the Company’s Board of Directors occurs, the Grantee will be granted that number of additional Performance Units equal to the quotient of (x) the product of (i) the total cash dividends per share on the Common Stock for which a record date occurs during such quarter multiplied by (ii) the aggregate number of Performance Units held by the Grantee as of the beginning of such quarter, divided by (y) the Fair Market Value (as defined in the Plan) for the Common Stock on the last day of such calendar quarter or, if shares of the Common Stock were not then traded, on the most recent prior date when such shares were traded.  The number of Performance Units so determined shall be computed to four decimal places.  Any additional Performance Units granted under this Section 4.1(a) shall be settled and the underlying Performance Shares distributed to the Grantee in the manner described in Section 2 and shall otherwise be subject to the forfeiture provisions in Section 3 and the other terms and conditions of this Agreement.

(b)                                 If during the calendar quarter in which, and on or prior to the date, the Grantee’s employment terminates, a record date for a cash dividend declared by the Company’s Board of Directors occurs, the Grantee will be granted as of the date of such termination additional Performance Units pursuant to this Section 4.1(b). As of the date of such termination, the Grantee will be granted that number of additional Performance Units equal to the quotient of (x) the product of (i) the total cash dividends per share on the Common Stock for which a record date occurs during such quarter and prior to the date of such termination, multiplied by (ii) the aggregate number of Performance Units held by the Grantee as of the beginning of such quarter, divided by (y) the Fair Market Value (as defined in the Plan) for the Common Stock on the date Grantee’s employment terminates or, if shares of the Common Stock were not then traded, on the most recent prior date when such shares were traded.  The number of Performance Units so determined shall be computed to four decimal places.  Any additional

Performance Units granted under this Section 4.1(b) shall be settled and the underlying Performance Shares distributed to the Grantee in the manner described in Section 2 and shall otherwise be subject to the forfeiture provisions in Section 3 and the other terms and conditions of this Agreement.

4.2.                              Adjustments for Other Distributions and Events.  In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering or divestiture (including a spin-off) or any other similar change in the corporate structure or shares of the Company, the Committee (or, if the Company is not, the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the Grantee, will make appropriate adjustment (which determination will be conclusive) as to the number and kind of securities or other property (including cash) subject to the Performance Units; provided, however, that such additional Performance Units, such reduced number of Performance Units or such other securities shall be, unless otherwise determined by the Committee, distributed to the Grantee in the manner described in Section 2 and shall otherwise be subject to the forfeiture provisions in Section 3 and the other terms and conditions of thisAgreement.

5.                                       Change in Control.

5.1.                              Definition of Change in Control.  For purposes of this Section 5, a “Change in Control” of the Company shall mean (a) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to any person that is not controlled by the Company; (b) the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or (c) a change in control of a nature that would be required to be reported (assuming such event has not been “previously reported”) in response to Item 1(a) of the Current Report on Form 8-K, as in effect on October 1, 2001, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred at such time as (x) any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20% or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors; or (y) individuals who constitute the Board of Directors on the date of this Agreement, cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date of this Agreement, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors comprising the Board of Directors on the date of this Agreement, (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purpose of this clause (y), considered as though such person were a member of the Board of Directors on the date of this Agreement.

5.2.                              Impact of Change in Control.  The Company expressly recognizes that a Change in Control of the Company would be likely to result in a material alteration or diminution of the Grantee’s position and responsibilities with the Company, and if that were to occur, certain of the terms of this Agreement would be unreasonable or unfair in their application to the Grantee.  Accordingly, if (i) prior to the date that all of the Performance Units have been settled and all the underlying Performance Shares have been distributed to the Grantee pursuant to Section 2, or (ii) prior to the expiration date of the Non-Competition Period in the event such settlement and distribution shall have occurred, any Change in Control of the Company shall occur: (a) the forfeiture provisions in Section 3 (including without limitation the Grantee’s obligations under Section 3.6) shall lapse and shall have no further applicability to the Grantee; and (b) all the

Performance Units shall be settled and all the underlying Performance Shares shall be distributed to the Grantee (or other person receiving distributions or entitled to receive distributions under Section 2, such other person to be hereinafter called “other recipient”), on the day the Change in Control becomes effective unless the Grantee or other recipient, prior thereto, shall notify the Committee, in writing, that the Grantee or such other recipient waives the right to acceleration, in which case Section 2 shall continue to apply to the Grantee or such other recipient.  In effecting such distribution, the Committee may make such arrangements, including deposits in escrow or in trust in advance of the anticipated effective date of the Change in Control, as it may deem advisable, to carry out the foregoing and to protect the interests of the Company in the event such Change in Control does not occur.

5.3.                              Limitation on Change in Control Payments.  Notwithstanding anything in this Section 5 to the contrary, if, with respect to the Grantee, acceleration of the distribution of the Performance Shares as provided above (which acceleration could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)), together with any other payments which the Grantee has the right to receive from the Company or any corporation which is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), the payments to the Grantee as set forth herein will be reduced to the largest amounts as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that if the Grantee is subject to a separate agreement with the Company or a Subsidiary that expressly addresses the potential application of Sections 280G or 4999 of the Code (including, without limitation, that “payments” under such agreement or otherwise will be reduced, that such “payments” will not be reduced or that the Grantee will have the discretion to determine which “payments” will be reduced), then this Section 5.3(b) will not apply, and any “payments” to the Grantee pursuant to Section 5.2 of this Agreement will be treated as “payments” arising under such separate agreement.

6.                                       Rights of Grantee.

6.1.                              Employment or Service.  Nothing in this Agreement will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or service of the Grantee at any time, nor confer upon the Grantee any right to continue in the employ or service of the Company or any Subsidiary at any particular position or rate of pay or for any particular period of time.

6.2.                              Rights as a Shareholder.  The Grantee will have no rights as a shareholder of the Company as a result of this Agreement and with respect to any Performance Units until such Performance Units have been settled and distributed to the Grantee in the form of Performance Shares and the Grantee has become the holder of record of such Performance Shares.  No adjustment will be made for dividends or distributions with respect to the Performance Shares as to which there is a record date preceding the date the Grantee becomes the holder of record of the Performance Shares, except as may otherwise be provided in Section 4 of this Agreement, the Plan or determined by the Committee in its sole discretion.

6.3.                              Restrictions on Transfer.  Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by the Plan, unless approved by the Committee in its sole discretion, no right or interest of the Grantee in the Performance Units granted hereunder (or the underlying Performance Shares prior to the distribution thereof pursuant to Section 2) will be assignable or transferable, or subjected to any lien, during the lifetime of the Grantee, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.  A Grantee will, however, be entitled to designate, by a signed writing delivered to the Company prior to the Grantee’s death, a beneficiary to receive the Performance Units upon the Grantee’s death, and in the event of the Grantee’s death, distribution of any Performance Shares underlying such Performance Units will be made to such beneficiary, or in the absence of such beneficiary, to the representative of the Grantee’s estate.

7.                                       Withholding Taxes.

The Company is entitled to (a) withhold and deduct from any amounts that may be due and owing to the Grantee from the Company, or make other arrangements for the collection of, all amounts necessary to satisfy any federal, state or local withholding and employment-related tax requirements attributable to the receipt of the Performance Units, the receipt of dividends or distributions on the Performance Units, the lapse or termination of the forfeiture provisions applicable to the Performance Units, or the distribution of the Performance Shares, or (b) require the Grantee promptly to remit the amount of such withholding to the Company.  In the event that the Company is unable to withhold such amounts, for whatever reason, the Grantee agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law.

8.                                       Subject to Plan.

The Performance Units granted pursuant to this Agreement have been granted under, and are subject to the terms of, the Plan.  Terms of the Plan are incorporated by reference in this Agreement in their entirety, and the Grantee, by execution hereof, acknowledges having received a copy of the Plan.  The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan.  In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will prevail.

9.                                       Miscellaneous.

9.1.                              Binding Effect.  This Agreement will be binding upon the heirs, executors, administrators and successors of the parties to this Agreement.

9.2.                              Governing Law.  This Agreement and all rights and obligations under this Agreement will be construed in accordance with the Plan and governed by the laws of the State of Minnesota, without regard to conflicts of laws provisions.  Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and the parties to this Agreement consent to the exclusive jurisdiction of the court for this purpose.

9.3.                              Entire Agreement.  This Agreement and the Plan set forth the entire agreement and understanding of the parties to this Agreement with respect to the grant of the Performance Units hereunder and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant of the Performance Units hereunder and the administration of the Plan.

9.4.                              Amendment and Waiver.  Other than as provided in the Plan, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance.

9.5.                              Termination of Employment.  For purposes of this Agreement, the Grantee’s employment will be considered to be terminated when the Grantee ceases to perform services for the Company and all of its Subsidiaries as an employee of any of such entities.

The parties hereto have executed this Agreement effective the day and year first above written.

NASH-FINCH COMPANY

	By:	/s/ Ron Marshall

Its

By execution of this Agreement,	GRANTEE
The Grantee acknowledges
having received a copy of the Plan.	/s/ Bruce A. Cross
(Name)

(Address)